Exhibit 3.1

UIPATH, INC.

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

UiPath, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

The name of this corporation is UiPath, Inc. This corporation was originally incorporated pursuant to the General Corporation Law on June 9, 2015.

This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation as of March 18, 2021.

By:	/s/ Daniel Dines
Daniel Dines
Chief Executive Officer

Exhibit A

UIPATH, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME.

The name of this corporation is UiPath, Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: AUTHORIZED SHARES.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 2,115,741,494 shares of Common Stock, $0.00001 par value per share (the “Common Stock”), of which (i) 2,000,000,000 shares are hereby designated as Class A Common Stock (“Class A Common Stock”) and (ii) 115,741,494 shares are hereby designated as Class B Common Stock (“Class B Common Stock”) and (b) 310,016,555 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”). 96,825,090 shares of the authorized Preferred Stock of the Corporation are hereby designated Series A-1 Preferred Stock (“Series A-1 Preferred Stock”), 48,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated Series A-2 Preferred Stock (“Series A-2 Preferred Stock”), 43,734,270 shares of the authorized Preferred Stock of the Corporation are hereby designated as Series B-1 Preferred Stock (“Series B-1 Preferred Stock”), 12,972,030 shares of the authorized Preferred Stock of the Corporation are hereby designated as Series B-2 Preferred Stock (“Series B-2 Preferred Stock”), 19,625,772 shares of the authorized Preferred Stock of the Corporation are hereby designated as Series C-1 Preferred Stock (“Series C-1 Preferred Stock”), 16,459,311 shares of the authorized Preferred Stock of the Corporation are hereby designated as Series C-2 Preferred Stock (“Series C-2 Preferred Stock”), 34,504,224 shares of the authorized Preferred Stock of the Corporation are hereby designated as Series D-1 Preferred Stock (“Series D-1 Preferred Stock”), 9,986,862 shares of the authorized Preferred Stock of the Corporation are hereby designated as Series D-2 Preferred Stock (“Series D-2 Preferred Stock”), 15,865,794 shares of the authorized Preferred Stock of the Corporation are hereby designated as Series E Preferred Stock (“Series E Preferred Stock”), and 12,043,202 shares of the authorized Preferred Stock of the Corporation are hereby designated as Series F Preferred Stock (“Series F Preferred Stock”). The Series A-1 Preferred Stock and Series A-2 Preferred Stock are collectively referred to herein as the “Series A Preferred Stock”, the Series B-1 Preferred Stock and Series B-2 Preferred Stock are collectively referred to herein as the “Series B Preferred Stock”, the Series C-1 Preferred Stock and Series C-2 Preferred Stock are collectively referred to herein as the “Series C Preferred Stock” and the Series D-1 Preferred Stock and Series D-2 Preferred Stock are collectively referred to herein as the “Series D Preferred Stock”. References to the “Common Stock” shall include both the Class A Common Stock and the Class B Common Stock. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, excluding the Nonvoting Preferred Stock (as defined below), shall collectively be referred to as the “Voting Preferred Stock”. The Series F Preferred Stock shall also be referred to as the “Nonvoting Preferred Stock”. The Nonvoting Preferred Stock of a given class or series of stock shall be identical in every respect to the Voting Preferred Stock of the same class or series of stock, except with respect to certain voting rights.

The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.

2. Voting.

2.1 The holders of the Class A Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

2.2 The holders of the Class B Common Stock are entitled to vote each share of Class B Common Stock at all meetings of stockholders (and written actions in lieu of meetings) and each such share held shall be entitled to a number of votes that is equal to: (i) 662,224,119 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like), divided by (ii) the total number of shares of Class B Common Stock then outstanding. Except as provided by law, holders of Class B Common Stock shall vote together with the holders of Class A Common Stock as a single class, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

2.3 Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock, Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of the Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Conversion of Class B Common Stock.

4.1 Definitions. As used in this Section 4, the following terms shall have the following meanings:

4.1.1 “Class B Stockholder” shall mean the initial registered holder of the shares of Class B Common Stock issued by the Corporation on or about April 24, 2017 pursuant to that certain Stock Exchange Agreement of the Corporation dated April 24, 2017.

4.1.2 “Disposition Control” with respect to a share of Class B Common Stock shall mean the power, directly or indirectly, to direct any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share of Class B Common Stock.

4.1.3 “Entity” means any corporation, partnership, limited liability company or other legal entity.

4.1.4 “Permitted Entity” shall mean any of the following:

(a) a trust for the benefit of any person so long as the Class B Stockholder directly, or indirectly through one or more other Permitted Entities, has exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided, however that if at any time the Class B Stockholder directly, or indirectly through one or more other Permitted Entities, does not have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(b) a trust under the terms of which the Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b) of the Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) or a reversionary interest so long as the Class B Stockholder has exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however that if at any time the Class B Stockholder does not have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(c) a trust for the benefit of one or more of (1) the Class B Stockholder, (2) a Family Member (as defined below) of the Class B Stockholder, (3) a Permitted Entity or (4) a charitable organization, foundation or similar Entity in which the trustee is one or more of (x) the Class B Stockholder, (y) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments or (z) a member of the Board of Directors of the Corporation (the “Board”), an executive officer of the Corporation, a private banker at a nationally or internationally recognized financial institution or a legal advisor of the Class B Stockholder, in each case, so long as such person is approved by a majority of the members of the Board other than the Multiple Director (as defined below), provided, that any such person described in clauses (x), (y) or (z) of the foregoing is subject to appointment and removal solely by the Class B Stockholder (directly or indirectly through a Permitted Entity) or a Permitted Entity (a “Qualified Trustee”); provided that exclusive Disposition Control and exclusive Voting Control over shares of Class B Common Stock held by such trust is at all times held by one or both of (i) the Qualified Trustee and (ii) the Class B Stockholder or a Permitted Entity, and if at any time (A) the Class B Stockholder or a Permitted Entity or (B) the Qualified Trustee does not have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, then each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and provided, further, in the event a Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Class B Stockholder or Permitted Entity, as applicable, shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class B Common Stock held by such trust shall be automatically converted into shares of Class A Common Stock. For the purposes hereof “Family Member” shall mean an individual’s spouse, ex-spouse, domestic partner, lineal (including by adoption) descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such individual;

(d) a trust under the terms of which the Class B Stockholder has the power to revest in the Class B stockholder title to the trust property, if such power is exercisable solely by the Class B Stockholder without the approval or consent of any other person or with the consent of a “related or subordinate party” within the meaning of §672(c) of the Internal Revenue Code, provided that exclusive Disposition Control and exclusive Voting Control over shares of Class B Common Stock held by such trust is at all times held by one or both of (i) the Qualified Trustee and (ii) the Class B Stockholder or a Permitted Entity, and if at any time (A) the Class B Stockholder or a Permitted Entity or (B) the Qualified Trustee does not have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, then each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and provided, further, in the event a Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Class B Stockholder or Permitted Entity, as applicable, shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class B Common Stock held by such trust shall be automatically converted into shares of Class A Common Stock. A trust satisfying the conditions of Section 4.1.4(c) above or this Section 4.1.4(d) is referred to herein as a “Qualified Trust”;

(e) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which the Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case the Class B Stockholder has exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, if at any time the Class B Stockholder does not have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held account, plan or trust, each such share of Class B Common Stock then held by such account, plan or trust shall convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(f) a charitable organization, foundation or similar Entity organized and operated primarily for religious, scientific, literary, education or a charitable purpose (a “Qualified Charity”) so long as the Class B Stockholder, directly, or indirectly through one or more other Permitted Entities, or a Qualified Trustee of a Qualified Trust, retains exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such Qualified Charity, it being understood that the Class B Stockholder shall be deemed for all purposes hereof to retain exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held of record by such Qualified Charity as long as the Class B Stockholder, a Permitted Entity, or a Qualified Trustee of a Qualified Trust has the right to, directly or indirectly, elect and remove such number of the members of the board of directors, managers or other similar persons in a Qualified Charity who have sufficient voting or other power to direct or exercise the Voting Control and Disposition Control of the shares of Class B Common Stock held of record by such Qualified Charity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Qualified Charity) to the Class B Stockholder or such Permitted Entity, as applicable; provided, further, if at any time the Class B Stockholder does not, directly, or indirectly through one or more other Permitted Entities or a Qualified Trustee of a Qualified Trust, have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held of record by such Qualified Charity, each share of Class B Common Stock then held of record by such Qualified Charity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(g) an estate, so long as the Class B Stockholder has exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such estate, provided that if at any time the Class B Stockholder does not have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such estate, each share of Class B Common Stock then held by such estate shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and

(h) any Entity (each, a “Stockholder Entity”) in which the Class B Stockholder, directly, or indirectly through one or more Permitted Entities, or a Qualified Trustee of a Qualified Trust, owns or controls shares, membership interests or other voting interests with sufficient voting control in the Entity, or otherwise has legally enforceable rights, such that the Class B Stockholder retains exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held of record by such Stockholder Entity, it being understood that the Class B Stockholder shall be deemed for all purposes hereof to retain exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held of record by such Stockholder Entity as long as the Class B Stockholder, a Permitted Entity, or a Qualified Trustee of a Qualified Trust has the right to, directly or indirectly, elect and remove such number of the members of the board of directors, managers or other similar persons in a Stockholder Entity who have sufficient voting or other power to direct or exercise the Voting Control and Disposition Control of the shares of Class B Common Stock held of record by such Stockholder Entity; provided that if at any time the Class B Stockholder does not directly, or indirectly through one or more other Permitted Entities or a Qualified Trustee of a Qualified Trust, have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held of record by such Stockholder Entity, each share of Class B Common Stock then held of record by such Stockholder Entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the sake of clarity, in this Section 4.1.4, the Class B Stockholder will be deemed to have exclusive Disposition Control and exclusive Voting Control over shares of Class B Common Stock held by a person if a Permitted Entity or, in the case of a Qualified Trust, a Qualified Trustee has exclusive Disposition Control and exclusive Voting Control over such shares.

4.1.5 “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition following the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Date”) of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. Notwithstanding anything herein to the contrary, a “Transfer” of the Class B Common Stock held by the Class B Stockholder and any Permitted Entity shall occur upon the death of the Class B Stockholder. A “Transfer” shall also include, without limitation, (i) a transfer following the Filing Date of a share of Class B Common Stock to a broker or other nominee if the share of Class B Common Stock is no longer held of record by the Class B Stockholder or by a Permitted Entity, or (ii) the transfer following the Filing Date of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise. Notwithstanding any of the foregoing, the following shall not be considered a “Transfer” within the meaning of this Section 4.1.5:

(a) the granting of a proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(b) the granting of a revocable proxy in connection with actions to be taken at an annual or special meeting of stockholders or in response to a public proxy solicitation made pursuant to, and in compliance with, the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended;

(c) entering into the Corporation’s Amended and Restated Voting Agreement, dated as of February 1, 2021, and as the same may be amended or restated after such date (the “Voting Agreement”); or

(d) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are Class B Stockholders, that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (2) either has a term not exceeding one (1) year or is terminable by the Class B Stockholder at any time and (3) does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder other than the mutual promise to vote shares in a designated manner.

4.1.6 “Voting Control” with respect to a share of Class B Common Stock shall mean the power to vote or direct the voting, directly or indirectly, of such share of Class B Common Stock by proxy, voting agreement or otherwise.

4.2 Conversion. The shares of Class B Common Stock shall convert into shares of Class A Common Stock as follows:

4.2.1 Upon the Transfer of any share of Class B Common Stock to any person other than a Permitted Entity (each, a “Transferred Share”), each such Transferred Share shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

4.2.2 At such time as the total number of then outstanding shares of Class B Common Stock represents less than 13% of the total number of shares of Common Stock of the Corporation then outstanding, assuming, for the purposes hereof, the full conversion, exercise and/or exchange of all convertible, exercisable and/or exchangeable securities then outstanding (including, for the avoidance of doubt, the conversion of all outstanding shares of Class B Common Stock and Preferred Stock and all shares of Class A Common Stock then reserved for future issuance pursuant to the Corporation’s equity incentive plans that have been approved by the Board), each of the then remaining outstanding shares of Class B Common Stock shall each immediately convert into one (1) share of Class A Common Stock.

4.3 The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

4.4 In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 4, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 4 shall be retired and may not be reissued, sold or transferred.

4.5 The Corporation shall at all times when any shares of Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class B Common Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Restated Certificate.

B. PREFERRED STOCK

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.

1. Dividends.

1.1 The holders of shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (collectively referred to herein as the “Senior Preferred Stock”) shall be entitled to receive dividends, on a pari passu basis among such shares of Senior Preferred Stock, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock, Series B-2 Preferred Stock, Series C-2 Preferred Stock and Series D-2 Preferred Stock (the Series B-2 Preferred Stock, Series C-2 Preferred Stock and Series D-2 Preferred Stock being collectively referred to herein as the “Junior Preferred Stock”) at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board. Such dividends shall not be cumulative.

1.2 After payment of any dividends contemplated by Section 1.1 above, the holders of shares of Junior Preferred Stock shall be entitled to receive dividends, on a pari passu basis among such shares of Junior Preferred Stock, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the applicable Dividend Rate, payable when, as and if declared by the Board. Such dividends shall not be cumulative.

1.3 After payment of such dividends contemplated by Sections 1.1 and 1.2 above, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below).

1.4 Non-Cash Dividends. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board (including the approval of the Accel London Director (as such term is defined in the Voting Agreement)).

1.5 The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least seventy percent (70%) of the shares of Voting Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis) (the “Preferred Majority”). For purposes of this Section 1, “Dividend Rate” shall mean (i) $0.02448 per annum for each share of Series A-1 Preferred Stock, (ii) $0.00266 per annum for each share of Series A-2 Preferred Stock, (iii) $0.21584 per annum for each share of Series B-1 Preferred Stock, (iv) $0.21584 per annum for each share of Series B-2 Preferred Stock, (v) $0.51034 per annum for each share of Series C-1 Preferred Stock, (vi) $0.51034 per annum for each share of Series C-2 Preferred Stock, (vii) $1.04936 per annum for each share of Series D-1 Preferred Stock, (viii) $1.04936 per annum for each share of Series D-2 Preferred Stock, (ix) $1.48745 per annum for each share of Series E Preferred Stock and (x) $4.98206 for each share of Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock.

2.1.1 In the event of any Deemed Liquidation Event (as defined below), either voluntary or involuntary, the holders of Senior Preferred Stock shall be entitled to receive on a pari passu basis among such shares of Senior Preferred Stock out of the proceeds or assets of this Corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of the Proceeds of such Deemed Liquidation Event to the holders of Common Stock and Junior Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price (as defined below) applicable to such Senior Preferred Stock, plus declared but unpaid dividends on such share (such per share amount payable upon a share of a series of Senior Preferred Stock, such share’s “Liquidation Preference”). If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Subsection 2.1.1,

2.1.2 In the event of any Deemed Liquidation Event, upon completion of the distributions required by Subsection 2.1.1, the holders of the Junior Preferred Stock shall be entitled to receive, on a pari passu basis among such shares of Junior Preferred Stock, out of the Proceeds, prior and in preference to any distribution of the Proceeds of such Deemed Liquidation Event to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price (as defined below) applicable to the Junior Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Junior Preferred Stock, after taking into account the preferential payments contemplated by Subsection 2.1.1 above, shall be insufficient to permit the payment to such holders of Junior Preferred stock the full aforesaid amounts, then the remaining Proceeds legally available for distribution to the holders of Junior Preferred Stock shall be distributed ratably among the holders of the Junior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Subsection 2.1.2.

2.1.3 Upon completion of the distributions required by Subsections 2.1.1 and 2.1.2 above, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

2.1.4 Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Deemed Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class A Common Stock immediately prior to the Deemed Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class A Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Class A Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class A Common Stock.

2.1.5 For purposes of this Restated Certificate, “Original Issue Price” shall mean (i) $0.30606 per share for each share of the Series A-1 Preferred Stock, (ii) $0.03333 per share for each share of the Series A-2 Preferred Stock, (iii) $2.69810 per share for each share of the Series B-1 Preferred Stock, (iv) $2.69810 per share for each share of the Series B-2 Preferred Stock, (v) $6.37936 per share for each share of the Series C-1 Preferred Stock, (vi) $6.37936 per share for each share of the Series C-2 Preferred Stock, (vii) $13.11723 per share for each share of the Series D-1 Preferred Stock, (viii) $13.11723 per share for each share of the Series D-2 Preferred Stock, (ix) $18.59346 per share for each share of Series E Preferred Stock and (x) $62.27576 per share for each share of Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

2.2 Deemed Liquidation Events.

2.2.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) the Preferred Majority, (ii) the holders of at least a majority of the then outstanding shares of the Series A-2 Preferred Stock (the “Series A-2 Majority”), (iii) the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, (iv) the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate series) (the “Series E Majority”) and (v) solely with respect to the Series F Preferred Stock, the holders of a majority of the then outstanding shares of Series F Preferred Stock (the “Series F Majority”) elect otherwise by written notice sent to the Corporation at least five days prior to the effective date of any such event:

(a) a merger or consolidation of the Corporation or any subsidiary of the Corporation with any other corporation, limited liability company or other entity (other than a subsidiary that is directly or indirectly wholly owned by the Corporation);

(b) whether in one transaction or a series of related transactions, the closing of the transfer of the Corporation’s or a subsidiary of the Corporation’s equity securities, to which the Corporation or such subsidiary, as applicable, is a party (whether by merger, consolidation, or otherwise) to, or the closing of a tender offer or purchase by, a person or group of affiliated persons (other than the Corporation or a subsidiary thereof), if after such closing, such person or group of affiliated persons would hold at least fifty percent (50%) of the outstanding voting power of the capital stock of the Corporation or any such subsidiary (or the surviving or acquiring entity immediately following such merger or consolidation);

(c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation; or

(d) a liquidation, dissolution or winding up of the Corporation.

Notwithstanding the foregoing, the following shall not be considered a Deemed Liquidation Event: (i) a transaction in which the holders of shares of capital stock of the Corporation immediately prior to such transaction continue to hold immediately following such transaction at least fifty percent (50%) by voting power of the capital stock of this Corporation or surviving or acquiring entity in substantially identical proportions and with substantially identical rights, preferences, powers privileges and restrictions, qualification and limitations as existed immediately prior to such transaction or (ii) a merger, the sole and exclusive purpose and result of which is to change the domicile of the Corporation or subsidiary thereof that is a constituent party to such merger.

2.2.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.2.1(a) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 2.1.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.2.1(b) or 2.2.1(c), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if a Preferred Majority so requests in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed as reasonably determined by the Board, including the approval of the Accel London Director (as such term is defined in the Voting Agreement)), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem (i) all outstanding shares of Preferred Stock at a price per share equal to the greater of (x) the applicable Original Issue Price per share of such shares of Preferred Stock, plus declared but unpaid dividends on such shares or (y) the amount per share that would have been payable in respect of such outstanding shares of Preferred Stock had such shares been deemed to have converted into shares of Class A Common Stock immediately prior to such Deemed Liquidation Event in accordance with Subsection 2.1.4 above. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem each holder’s shares of Preferred Stock in accordance with the liquidation preferences set forth in Subsection 2.1 to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed in accordance with Subsection 2.1 if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares in accordance with the liquidation preferences set forth in Subsection 2.1 as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Sections

6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.2.2(b). Prior to the distribution or redemption provided for in this Subsection 2.2.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business (as reasonably determined by the Board, including the approval of the Accel London Director).

2.2.3 Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.2.1(a), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 2.1 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 2.1 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.2.3, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

2.2.4 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 2.2.4 is made in property other than in cash, the value of such distribution shall be the fair market value of such property determined as follows:

(a) For securities not subject to investment letters or other similar restrictions on free marketability:

(i)

if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of such transaction;

(ii)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board (including the approval of the Accel London Director).

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board (including the approval of the Accel London Director)) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

The foregoing methods for valuing non-cash consideration to be distributed in connection with a Deemed Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Deemed Liquidation Event by the stockholders under the General Corporation Law and Section 3.3, be superseded by the determination of such value set forth in the definitive agreements governing such Deemed Liquidation Event.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Voting Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Voting Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate, holders of Voting Preferred Stock shall vote together with the holders of Common Stock as a single class and, in regards to holders of Voting Preferred Stock, on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. If the vote or approval of the Company’s Preferred Stock is required by law, the Preferred Stock shall vote together as a single class on an as-converted basis; provided, however, that the Series F Preferred Stock shall not participate in any such vote. Notwithstanding anything herein to the contrary, the Series F Preferred Stock shall have no voting rights and no holder thereof shall be entitled to vote on any matter other than as set forth in Section 3.3.5, Section 2.2.1(v), clause (F) of the last sentence of Section 5.1, or clause (iii) of Section 4.2.1(b) of Article IV.B of this Restated Certificate, respectively.

3.2 Election of Directors.

3.2.1 Election. For so long as 36,206,250 shares of Series A Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of record of the shares of Series A Preferred Stock, with the Series A-1 Preferred Stock and Series A-2 Preferred Stock voting together as a single class and on an as-converted basis, and in regards to all other classes of capital stock, voting exclusively as a separate class, shall be entitled to elect two (2) directors of the Corporation, each of which shall be entitled to one (1) vote on each matter for the Board’s action or consideration at any meeting of the Board (or by unanimous written consent of the Board in lieu of a meeting) for approval. For so long as 14,176,560 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of record of the shares of Series B Preferred Stock, with the Series B-1 Preferred Stock and Series B-2 Preferred Stock voting together as a single class and on an as-converted basis, and in regards to all other classes of capital stock, voting exclusively as a separate class, shall be entitled to elect one (1) director of the Corporation, who shall be entitled to one (1) vote on each matter for the Board’s action or consideration at any meeting of the Board (or by unanimous written consent of the Board in lieu of a meeting) for approval. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, one (1) of which shall be entitled to one (1) vote on each matter for the Board’s action or consideration at any meeting of the Board (or by unanimous written consent of the Board in lieu of a meeting) for approval and one (1) of which (the “Multiple Director”) shall be entitled to such number of votes on each matter for the Board’s action or consideration at any meeting of the Board (or by unanimous written consent of the Board in lieu of a meeting) for approval equal to the number of directors then serving on the Board less two (2), except in respect of (i) “Preferred Director Approval Matters” as such are set forth in Section 5.2.1 of the Corporation’s Amended and Restated Investors’ Rights Agreement, dated as of February 1, 2021, and as the same may be amended or restated after such date (the “Investors’ Rights Agreement”), (ii) any matters to come before the Board that are denoted in this Restated Certificate or in the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 1, 2021, and as the same may be amended or restated after such date, as a “Single Vote Approval,” and (iii) any of the “Founder Matters”, as set forth in Section 1.7 of the Voting Agreement, in respect of which matters in clauses (i)-(iii) hereof all directors shall at all times have one (1) vote; and provided, that in the event of a deadlock of the Board in respect of any vote regarding any of the Founder Matters, the First Joint Director (as defined in the Voting Agreement), if any, shall be entitled to cast an additional vote solely in respect of such Founder Matter. The holders of record of the shares of Common Stock and the holders of record of the shares of the Voting Preferred Stock, voting together as a single class and not as separate series and on, in regards to the Voting Preferred Stock, an as converted basis, shall be entitled to elect the remaining number of directors of the Corporation, if any, each of whom shall be entitled to one (1) vote on each matter for the Board’s action or consideration at any meeting of the Board (or by unanimous written consent of the Board in lieu of a meeting) for approval.

3.2.2 Vacancies Not Caused by Removal. If any vacancy in the office of any director exists, such vacancy may be filled (either contingently or otherwise) by the stockholders as specified in this Section 3.2 or by at least a majority of the members of the Board then in office, although less than a quorum, or by a sole remaining member of the Board then in office, even if such directors or such sole remaining director were not elected by the holders of the class, classes or series that are entitled to elect a director or directors to office under the provisions of Section 3.2 (the “Specified Stock”) and such electing director or directors shall specify at the time of such election the specific vacant directorship being filled.

3.2.3 Vacancies Caused by Removal. Any director elected as provided in accordance with this Section 3.2 may be removed with or without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the affirmative vote of the holders of the shares of the Specified Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

3.2.4 Procedure. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Specified Stock entitled to elect such director shall constitute a quorum for the purpose of electing such director and the candidate or candidates to be elected by such Specified Stock shall be those who receive the highest number of affirmative votes of the outstanding shares of such Specified Stock. In the case of an action taken by written consent without a meeting, the candidate or candidates to be elected by such Specified Stock shall be those who are elected by the written consent of the holders of a majority of such Specified Stock.

3.3 Preferred Stock Protective Provisions.

3.3.1 For so long as 76,575,103 shares of Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following, without (in addition to any other vote required by law or this Restated Certificate) the written consent or approval of the Preferred Majority, and any such act or transaction entered into without such consent or approval shall be null and void ab initio, and of no force or effect:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, consummate a Deemed Liquidation Event or effect any other merger or consolidation of the Corporation or any subsidiary thereof, consummate an initial public offering or Direct Listing (as defined below) of the Corporation’s Common Stock, or consent to any of the foregoing;

(b) amend, alter, restate or repeal any provision of the Restated Certificate or the Bylaws of the Corporation;

(c) amend, alter, restate or repeal any provision of the Restated Certificate in a manner that adversely alters or changes the rights, preferences or privileges of any of the shares of Preferred Stock or the holders thereof;

(d) amend, alter, restate or repeal any provision of the Restated Certificate in a manner that alters or changes the rights, preferences or privileges of any of the shares of Class B Common Stock or the holders thereof;

(e) increase or decrease (other than by redemption or conversion provided in this Restated Certificate) the total number of authorized shares of Class A Common Stock, Class B Common Stock, Preferred Stock or any series thereof;

(f) authorize, create or issue or obligate itself to issue any equity security (including, without limitation, (i) any other security convertible into or exercisable for any such equity security or (ii) any unit of debt and equity securities) having a preference over, or being on a parity with, any series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

(g) reclassify, alter or amend any existing security of this Corporation that is junior to any series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series of Preferred Stock in respect of any such right, preference or privilege;

(h) redeem or repurchase (i) any shares of Preferred Stock, (ii) any shares of Common Stock, or (iii) any equity securities of any subsidiary of the Corporation, other than (A) pursuant to an agreement with an employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Corporation the right to repurchase shares at the lower of the original cost thereof (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) or the then fair market value thereof upon the termination of services, (B) an exercise of a right of first refusal in favor of the Corporation pursuant to an agreement with any Service Provider, which exercise has been approved by the Board, (C) as approved by the Board, which shall be a Single Vote Approval and which must include the approval of the Accel London Director in the event of a redemption or repurchase of any shares of Common Stock held by the Founders (as defined in the Investors’ Rights Agreement), or (D) the redemption of Preferred Stock pursuant to Subsection 2.2.2(b);

(i) authorize, create, issue or repay any debt security, or permit any subsidiary to take any such action with respect to any debt security if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $50,000,000, unless such debt security has received the prior approval of the Board including the approval of the Accel London Director; provided, that debt securities for borrowed money pursuant to intercompany indebtedness or pursuant to customary borrowing arrangements (with customary terms and conditions) with institutional commercial bank lenders secured solely by the Corporation’s accounts receivable need only receive pursuant to this clause (i) the prior approval of the Board;

(j) declare or pay any dividend to or otherwise make a distribution to holders of Preferred Stock (or any series thereof) or any Common Stock, other than a dividend on the Class A Common Stock payable in shares of Class A Common Stock;

(k) increase or decrease the authorized number of directors constituting the Board;

(l) materially change the Corporation’s or any subsidiary’s primary business purpose as of the Filing Date unless such change has been approved by the Board and which shall be a Single Vote Approval;

(m) subscribe for, purchase or make any acquisition of the equity securities of any other person or entity or acquire, in whole or in part, any other person or entity or the assets thereof;

(n) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of this Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(o) issue any shares of, or any security exercisable for or convertible into, Class B Common Stock;

(p) authorize the conversion or exchange of shares of Common Stock for shares of Preferred Stock;

(q) cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

(r) permit any direct or indirect subsidiary of the Corporation to do any of the foregoing (with references to Corporation set forth therein to refer mutatis mutandis to both the Corporation and such subsidiary).

3.3.2 In addition, for so long as at least 24,000,000 shares of Series A-2 Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the vote or written consent of the Series A-2 Majority shall be necessary for effecting any (a) amendment, alteration or repeal of any provisions of this Restated Certificate or Bylaws of the Corporation that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series A-2 Preferred Stock (whether by merger, consolidation or otherwise) so as to affect the Series A-2 Preferred Stock adversely and in a manner materially different than any other series of Preferred Stock (it being understood that the Series A-2 Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, dividends, liquidation preferences and redemption prices that arise out of differences in the applicable Original Issue Price and Conversion Price for each series of Preferred Stock), (b) increase or decrease (other than by redemption or conversion provided in this Restated Certificate) to the total number of authorized shares of Series A-2 Preferred Stock or (c) issue any additional shares of Series A-2 Preferred Stock.

3.3.3 In addition, for so long as at least 21,673,779 shares of Series D Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without, in addition to any other vote or consent required herein or by law, obtaining the vote or written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock (voting separately as a single series) and any such act or transaction entered into without such consent or approval shall be null and void ab initio and of no force and effect: (a) amend, alter or repeal any provisions of this Restated Certificate or Bylaws of the Corporation in a manner that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely and in a manner materially different than any other series of Preferred Stock (it being understood that (i) the Series D Preferred Stock shall not be deemed affected differently because of the proportional differences in the amounts of respective issue prices, dividends, liquidation preferences and redemption prices that arise out of differences in the applicable Original Issue Price and Conversion Price for each series of Preferred Stock and (ii) the Series D Preferred Stock shall be deemed affected differently in the event of any such amendment, alteration or repeal decreasing (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like) (A) the Series D Preferred Stock Dividend Rate or Liquidation Preference (other than a decrease resulting from the authorization, creation or issuance of a security (including, without limitation, (1) any other security convertible into or exercisable for any such equity security or (2) any unit of debt and equity securities) having a preference over, or being on a parity with, the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets on the liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation) or (B) the Series D Preferred Stock Original Issue Price), (b) increase or decrease (other than by redemption or conversion as provided in this Restated Certificate) the total number of authorized shares of Series D-1 Preferred Stock and Series D-2 Preferred Stock, or (c) amend, alter or repeal this Section 3.3.3 or Section 2.2.1(iii), Section 5.1(a) in a manner that lowers the required public offering per share price threshold (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like) or aggregate proceeds to the Corporation threshold stated in such clause, Section 5.1(c) in a manner that lowers the reference price applicable to a Qualified Direct Listing (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like), the provisos in clauses (B) and (C) of the last sentence of Section 5.1, clause (i) of the proviso of the last sentence of Section 4.2.1(b) or Section 4.2.2(c)(iii) of this Restated Certificate.

3.3.4 In addition, for so long as at least 7,932,897 shares of Series E Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without, in addition to any other vote or consent required herein or by law, obtaining the vote or written consent of the Series E Majority and any such act or transaction entered into without such consent or approval shall be null and void ab initio and of no force and effect: (a) amend, alter or repeal any provisions of this Restated Certificate or Bylaws of the Corporation in a manner that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series E Preferred Stock so as to affect the Series E Preferred Stock adversely and in a manner materially different than any other series of Preferred Stock (it being understood that (i) the Series E Preferred Stock shall not be deemed affected differently because of the proportional differences in the amounts of respective issue prices, dividends, liquidation preferences and redemption prices that arise out of differences in the applicable Original Issue Price and Conversion Price for each series of Preferred Stock and (ii) the Series E Preferred Stock shall be deemed affected differently in the event of any such amendment, alteration or repeal decreasing (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like) (A) the Dividend Rate or Liquidation Preference applicable to the Series E Preferred Stock (other than a decrease resulting from the authorization, creation or issuance of a security (including, without limitation, (1) any other security convertible into or exercisable for any such equity security or (2) any unit of debt and equity securities) having a preference over, or being on a parity with, the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets on the liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation) or (B) the Original Issue Price applicable to the Series E Preferred Stock), (b) increase or decrease (other than by redemption or conversion as provided in this Restated Certificate) the total number of authorized shares of Series E Preferred Stock, or (c) amend, alter or repeal this Section 3.3.4 or Section 2.2.1(iv), Section 5.1(a) in a manner that lowers the required public offering per share price threshold (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like) or aggregate proceeds to the Corporation threshold stated in such clause, Section 5.1(c) in a manner that lowers the reference price applicable to a Qualified Direct Listing (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like), the provisos in clauses (D) and (E) of the last sentence of Section 5.1, clause (ii) of the proviso of the last sentence of Section 4.2.1(b) or Section 4.2.2(c)(iii) of this Restated Certificate.

3.3.5 In addition, for so long as at least 6,021,603 shares of Series F Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without, in addition to any other vote or consent required herein or by law, obtaining the vote or written consent of the Series F Majority and any such act or transaction entered into without such consent or approval shall be null and void ab initio and of no force and effect: (a) amend, alter or repeal any provisions of this Restated Certificate or Bylaws of the Corporation in a manner that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series F Preferred Stock so as to affect the Series F Preferred Stock adversely and in a manner materially different than any other series of Preferred Stock (it being understood that (i) the Series F Preferred Stock shall not be deemed affected differently because of the proportional differences in the amounts of respective issue prices, dividends, liquidation preferences and redemption prices that arise out of differences in the applicable Original Issue Price and Conversion Price for each series of Preferred Stock and (ii) the Series F Preferred Stock shall be deemed affected differently in the event of any such amendment, alteration or repeal decreasing (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like) (A) the Dividend Rate or Liquidation Preference applicable to the Series F Preferred Stock (other than a decrease resulting from the authorization, creation or issuance of a security (including, without limitation, (1) any other security convertible into or exercisable for any such equity security or (2) any unit of debt and equity securities) having a preference over, or being on a parity with, the Series F Preferred Stock with respect to the payment of dividends and the distribution of assets on the liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation) or (B) the Original Issue Price applicable to the Series F Preferred Stock), (b) increase or decrease (other than by redemption or conversion as provided in this Restated Certificate) the total number of authorized shares of Series F Preferred Stock, or (c) amend, alter or repeal this Section 3.3.5 or Section 2.2.1(v), Section 5.1(a) in a manner that lowers the required public offering per share price threshold (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like) or aggregate proceeds to the Corporation threshold stated in such clause, Section 5.1(c) in a manner that lowers the reference price applicable to a Qualified Direct Listing (other than as a result of any stock split, stock dividend, combination, subdivision, recapitalization or the like), clauses (F) and (G) of the last sentence of Section 5.1, clause (iii) of the proviso of the last sentence of Section 4.2.1(b) or Section 4.2.2(c)(iii) of this Restated Certificate.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing, in each case of a series of Preferred Stock, the applicable Original Issue Price for such series of Preferred Stock by the applicable Conversion Price (as defined below) in effect at the time of conversion (the conversion rate for a series of Preferred Stock into Class A Common Stock is referred to herein as the “Conversion Rate” for such series). The “Conversion Price” for a series of Preferred Stock shall initially mean the Original Issue Price applicable to such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. Subject to and without limiting the provisions of Section 2.1.3, in the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.1.3 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates, and, if applicable, any event upon which such conversion shall be contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock, (b) pay in cash such amount as provided in Section 4.4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on such shares of Preferred Stock converted.

4.1.4 Effect of Voluntary Conversion. Upon conversion of any shares of Preferred Stock, all shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock and such series of Preferred Stock accordingly.

4.2 Adjustments to Conversion Price for Dilutive Issuances.

4.2.1 Adjustments to Conversion Price Upon Issuance of Additional Stock.

(a) Adjustments to Conversion Price. If this Corporation shall issue, on or after the Filing Date, any Additional Stock (as defined below) without consideration or for a consideration per share that is less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Subsection 4.2.1) be reduced to a price (calculated to the nearest one-hundredth (1/100th) of one cent ($0.0001)) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Class A Common Stock that the aggregate consideration received by this Corporation for such issuance of Additional Stock would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock issued. For purposes of this Section 4.2, the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding Options (as defined below) and (4) Common Stock issuable upon conversion or exchange (and, in the case of Convertible Securities (as defined below) to purchase Preferred Stock, conversion) of outstanding Convertible Securities. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this Corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4.2 (the “First Dilutive Issuance”), and this Corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in one or more subsequent issuances other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (each, a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(b) No Adjustment to Conversion Prices. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-hundredth (1/100th) of one cent per share ($0.0001). Except to the limited extent provided for in subsections (e)(iii) and (e)(iv), no adjustment of such Conversion Price pursuant to this Subsection 4.2.1 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment. No adjustment in the Conversion Price of the Preferred Stock shall be made as a result of the issuance or deemed issuance of Additional Stock if the Corporation receives written notice from the Preferred Majority agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Additional Stock; provided, however, that, (i) with respect to the Series D Preferred Stock, such vote must also include the vote of the holders of a majority of the shares of the then-outstanding Series D Preferred Stock, (ii) with respect to the Series E Preferred Stock, such vote must also include the approval (by vote or written consent) of the Series E Majority and (iii) with respect to the Series F Preferred Stock, such vote must also include the approval (by vote or written consent) of the Series F Majority.

(c) Determination of Cash Consideration. In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(d) Determination of Non-Cash Consideration. In the case of the issuance of the Additional Stock for a consideration in whole or in part other than (1) cash, (2) Options or (3) Convertible Securities, the consideration shall be deemed to be the fair market value thereof as reasonably determined by the Board irrespective of any accounting treatment.

(e) Determination of Consideration for Options and Convertible Securities. In the case of the issuance of Options or Convertible Securities that are not Exempted Securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections 4.2.1(c) and 4.2.1(d)), if any, received by this Corporation upon the issuance of such Options plus the minimum exercise price provided for in such Options (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(ii) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such Convertible Securities or upon the exercise of Options to purchase or rights to subscribe for such Convertible Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Convertible Securities were issued or such Options were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such Convertible Securities and related Options (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such Convertible Securities or the exercise of any related Options (the consideration in each case to be determined in the manner provided in Subsections 4.2.1(c) and 4.2.1(d)).

(iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such Options or upon conversion of or in exchange for such Convertible Securities, the applicable Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

(iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of this Section 4.2, the applicable Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options or Convertible Securities that remain in effect) actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

(v) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Subsections 4.2.1 (e)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection 4.2.1 (e)(iii) or (iv).

4.2.2 Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Additional Stock” shall mean any shares of Common Stock issued or deemed to have been issued pursuant to Subsection 4.2.1(e) by this Corporation after the Filing Date other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:

(i)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.3;

(ii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries for the primary purpose of soliciting or retaining their services pursuant to an equity incentive plan, agreement or arrangement approved by the Board, which approval of such equity incentive plan, agreement or arrangement (and, for the sake of clarity, not the grant of shares or Options pursuant to such plan, agreement or arrangement) shall be a Single Vote Approval;

(iii)	Common Stock issued pursuant to a Qualified Public Offering;

(iv)

shares of Common Stock or Convertible Securities issued pursuant to the exercise of Options or the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

Common Stock, Options or Convertible Securities issued in connection with a bona fide business acquisition by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; provided that such issuances are approved by the Board, which shall be a Single Vote Approval;

(vi)	Common Stock issued or deemed issued pursuant to Subsection 4.2.1(e) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4.2;

(vii)	Common Stock issued upon conversion of the Preferred Stock;

(viii)	Class A Common Stock issued upon conversion of Class B Common Stock;

(ix)

Common Stock, Options or Convertible Securities issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board, which shall be a Single Vote Approval, and is primarily for non-equity financing purposes; and

(x)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock.

4.3 Other Adjustments to Conversion Price.

4.3.1 Adjustment for Stock Splits, Combinations and Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Filing Date effect a split or subdivision of the outstanding Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price for each series of Preferred Stock shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the applicable Conversion Price for each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 4.3.1 shall become effective at the close of business on the date the split, subdivision or combination becomes effective. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Subsection 4.3.1 as of the time of actual payment of such dividends or distributions, and (b) no such adjustment to a Conversion Price shall be made if the holders of the applicable series of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of such series of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

4.3.2 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of each series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount per share of such series of Preferred Stock equal to the amount of such securities distributed with respect to each share of Common Stock.

4.3.3 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

4.4 General Conversion Provisions.

4.4.1 Reservation of Shares. The Corporation shall at all times when any shares of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Restated Certificate. Before taking any action which would cause an adjustment reducing a Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Conversion Price.

4.4.2 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Class A Common Stock as determined in good faith by the Board (including the approval of the Accel London Director). Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

4.4.3 No Further Adjustment after Conversion. Upon any conversion of shares of Preferred Stock into Class A Common Stock, no adjustment to the Conversion Price of the Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on the Preferred Stock or on the Class A Common Stock delivered upon conversion.

4.4.4 Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution; provided, however, that subject to compliance with the General Corporation Law such notice period may be shortened or waived upon the written consent the Preferred Majority.

5. Mandatory Conversion.

5.1 Trigger Events. Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (a) immediately prior to the closing of this Corporation’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is at least equal to the Original Issue Price per share for the Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and that results in at least $75,000,000 of aggregate proceeds, net of underwriting discounts and commissions, to this Corporation (a “Qualified Public Offering”), (b) the date, or the occurrence of an event, specified by vote or written consent of the Preferred Majority or (c) 5:00 P.M. New York City time on the business day immediately prior to the first trading day (the “Direct Listing Conversion Time”) with respect to this Corporation’s initial listing of its Common Stock for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board (the market of such initial listing, the “Applicable Market”) by means of an effective registration statement on Form S-1 filed by this Corporation with the Securities and Exchange Commission (a “Direct Listing”), the reference price per share of which, as set by the Applicable Market on the business day immediately prior to the first trading day in connection with such listing, is at least equal to the Original Issue Price per share for the Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) (a “Qualified Direct Listing”) (the time of such closing or Direct Listing Conversion Time, or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”).

Notwithstanding the foregoing:

(A) if the mandatory conversion is effected under clause (b) of the preceding sentence pursuant to a Deemed Liquidation Event in which the per share proceeds payable to the holders of each share of Series C Preferred Stock by reason of their ownership thereof and on an as-converted basis (assuming the full payment to such holders of any escrowed or contingent consideration in such Deemed Liquidation Event) would be less than the Original Issue Price per share for the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), such shares of Series C Preferred Stock shall not so convert to Class A Common Stock without the vote or written consent of the holders of at least 50% of the then outstanding shares of Series C Preferred Stock, voting as a separate series;

(B) if the mandatory conversion is effected under clause (b) of the preceding sentence pursuant to a Deemed Liquidation Event in which the per share proceeds payable to the holders of each share of Series D Preferred Stock by reason of their ownership thereof and on an as-converted basis (assuming the full payment to such holders of any escrowed or contingent consideration in such Deemed Liquidation Event) would be less than the Original Issue Price per share for the Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), such shares of Series D Preferred Stock shall not so convert to Class A Common Stock without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate series;

(C) if the mandatory conversion is effected under clause (b) of the preceding sentence in connection with a then pending film commitment underwritten public offering pursuant to a filed registration statement on Form S-1 under the Securities Act that does not constitute a Qualified Public Offering (a “Pending IPO”) and the per share offering price set forth in the final prospectus for such public offering is less than the Conversion Price then applicable to the Series D Preferred Stock, the shares of Series D Preferred Stock so converted shall convert into shares of Class A Common Stock at the Conversion Rate at the time then in effect for the Series D Preferred Stock after giving effect to the adjustment, if any, to such Conversion Rate that would occur pursuant to Section 4 hereof as a result of such Pending IPO determined for such purposes utilizing the per share offering price set forth in the final prospectus for such Pending IPO, assuming for such purposes that such Pending IPO occurred prior to such conversion;

(D) if the mandatory conversion is effected under clause (b) of the preceding sentence pursuant to a Deemed Liquidation Event in which the per share proceeds payable to the holders of each share of Series E Preferred Stock by reason of their ownership thereof (assuming the full payment to such holders of any escrowed or contingent consideration in such Deemed Liquidation Event) would be less than the Original Issue Price per share applicable to the Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), such shares of Series E Preferred Stock shall not so convert to Class A Common Stock without the vote or written consent of the Series E Majority;

(E) if the mandatory conversion is effected under clause (a) of the preceding sentence in connection with a Qualified Public Offering in which the public offering price is less than the Conversion Price then applicable to the Series E Preferred Stock or under clause (b) of the preceding sentence in connection with a Pending IPO in which the public offering price (as set forth in the final prospectus for such Pending IPO) is less than the Conversion Price then applicable to the Series E Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in either case the shares of Series E Preferred Stock so converted shall convert into shares of Class A Common Stock at the Conversion

Rate at the time then in effect for the Series E Preferred Stock after giving effect to the adjustment, if any, to such Conversion Rate that would occur pursuant to Section 4 hereof as a result of such public offering determined for such purposes utilizing the per share offering price set forth in the final prospectus for such Pending IPO, assuming for such purposes that (i) such Pending IPO occurred prior to such conversion and (ii) assuming that such Pending IPO is not a Qualified Public Offering for the purposes of Section 4 of this Restated Certificate (including, without limitation, Section 4.2.2(c)(iii));

(F) if the mandatory conversion is effected under clause (b) of the preceding sentence pursuant to a Deemed Liquidation Event in which the per share proceeds payable to the holders of each share of Series F Preferred Stock by reason of their ownership thereof (assuming the full payment to such holders of any escrowed or contingent consideration in such Deemed Liquidation Event) would be less than the Original Issue Price per share applicable to the Series F Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), such shares of Series F Preferred Stock shall not so convert to Class A Common Stock without the vote or written consent of the Series F Majority; and

(G) if the mandatory conversion is effected under clause (a) of the preceding sentence in connection with a Qualified Public Offering in which the public offering price is less than the Conversion Price then applicable to the Series E Preferred Stock or under clause (b) of the preceding sentence in connection with a Pending IPO in which the public offering price (as set forth in the final prospectus for such Pending IPO) is less than the Conversion Price then applicable to the Series E Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in either case the shares of Series F Preferred Stock so converted shall convert into shares of Class A Common Stock at the Conversion Rate at the time then in effect for the Series F Preferred Stock after giving effect to the adjustment, if any, to such Conversion Rate that would occur pursuant to Section 4 hereof as a result of such public offering determined for such purposes utilizing the per share offering price set forth in the final prospectus for such Pending IPO, assuming for such purposes that (i) such Pending IPO occurred prior to such conversion and (ii) assuming that such Pending IPO is not a Qualified Public Offering for the purposes of Section 4 of this Restated Certificate (including, without limitation, Section 4.2.2(c)(iii)).

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption.

6.1 General. Except as provided in Subsection 2.2.2(b), the Preferred Stock shall not be subject to mandatory redemption by the Corporation.

6.2 Redemption Notice. The Corporation shall send written notice of any mandatory redemption pursuant to Subsection 2.2.2(b) (the “Redemption Notice”) to each holder of record of Preferred Stock not less than forty (40) days prior to the applicable date shares of Preferred Stock are to be redeemed (each a “Redemption Date”). Each Redemption Notice shall state:

6.2.1 the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

6.2.2 the Redemption Date and the price at which shares of Preferred Stock are to be redeemed (the “Redemption Price”);

6.2.3 the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

6.2.4 that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of a series of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of such series of Preferred Stock shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent (which independent payment agent, if any, shall be a nationally recognized financial institution having assets in excess of $10,000,000,000) so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7. No Reissuance of Acquired Preferred Stock. Any shares of Preferred Stock that are acquired or redeemed by the Corporation or any of its subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Preferred Stock following the close of business on the third day following the acquisition or redemption of such shares.

8. Waiver. Except as otherwise provided herein, any of the rights, powers, preferences and other terms of the Preferred Stock that are set forth herein may be waived on behalf of all holders of the Preferred Stock by the affirmative written consent or vote of the Preferred Majority.

9. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

ARTICLE V: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VI: BYLAW PROVISIONS.

A. AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate (including, without limitation, Subsection 3.3.1(b)) or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B. NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate (including, without limitation Subsection 3.3.1(k)), the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C. BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D. MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VII: DIRECTOR LIABILITY.

A. LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C. MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII: CORPORATE OPPORTUNITIES.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE IX: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or a majority in number representing three-fourths in value of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X: FORUM SELECTION AND JURISDICTION

A. FORUM SELECTION. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law or this Restated Certificate or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

B. PERSONAL JURISDICTION. If any action the subject matter of which is within the scope of Article X(A) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article X(A) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. SAVINGS. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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